Exhibit 99.1

The following unaudited pro forma financial information is presented to illustrate the effect of the September 4, 2015 sale of Goodrich Petroleum Corporation’s (the “Company”) Eagle Ford Shale properties (the “Disposition”) on its historical financial position and operating results. The unaudited pro forma balance sheet as of June 30, 2015 is based on the historical statements of the Company as of June 30, 2015 after giving effect to the Disposition as if it had occurred on June 30, 2015. The unaudited pro forma statements of operations for the six months ended June 30, 2015 and the fiscal year ended December 31, 2014 are based on the historical financial statements of the Company for such periods after giving effect to the Disposition as if it had occurred on January 1, 2014. The unaudited pro forma financial information should be read in conjunction with the Company’s historical consolidated financial statements and notes contained in the Company’s 2014 Annual Report on Form 10-K, filed on March 2, 2015, and Quarterly Report on Form 10-Q for the quarter ended June 30, 2015, filed on August 6, 2015.

The preparation of the unaudited pro forma condensed consolidated financial information is based on financial statements prepared in accordance with accounting principles generally accepted in the United States of America. These principles require the use of estimates that affect the reported amounts of assets, liabilities, revenues and expenses. Actual results could differ from those estimates.

The unaudited pro forma condensed consolidated financial information is provided for illustrative purposes only and does not represent what the actual results of operations or the financial position of the Company would have been had the Disposition occurred on the respective dates assumed, nor is it indicative of the Company’s future operating results or financial position. The pro forma adjustments reflected in the accompanying unaudited pro forma condensed consolidated financial information reflect estimates and assumptions that the Company’s management believes to be reasonable.

GOODRICH PETROLEUM CORPORATION AND SUBSIDIARY

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
June 30, 2015

(In Thousands)

	As Reported	Adjustments		Pro Forma

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$348	$101,616	(1)	$101,964
Fair value of oil and natural gas derivatives	21,409	—		21,409
Other current assets	19,765	(4,030)	(2)	15,735
Total current assets	41,522	97,586		139,108
PROPERTY AND EQUIPMENT:
Total property and equipment	1,548,087	(564,566)	(3)	983,521
Less: Accumulated depletion, depreciation and amortization	(915,269)	504,561	(4)	(410,708)
Net property and equipment	632,818	(60,005)		572,813
Deferred tax assets	7,429	—		7,429
Deferred financing cost and other	14,015	(5,005)	(3)	9,010
TOTAL ASSETS	$695,784	$32,576		$728,360
LIABILITIES AND STOCKHOLDERS’ EQUITY
Total current liabilities	$77,552	$(5,351)	(5)	$72,201
Long-term debt	622,403	—		622,403
Accrued abandonment costs	6,111	(2,597)	(6)	3,514
Fair value of oil and natural gas derivatives	153	—		153
Transportation obligation	4,047	(4,047)	(6)	—
Other non-current liability	561	—		561
TOTAL LIABILITIES	710,827	(11,995)		698,832
STOCKHOLDERS’ EQUITY:
Preferred stock: 10,000,000 shares $1.00 par value authorized:
Series B convertible preferred stock, issued and outstanding 2,249,893 shares	2,250	—		2,250
Series C cumulative preferred stock, issued and outstanding 4,400 shares	4	—		4
Series D cumulative preferred stock, issued and outstanding 5,200 shares	5	—		5
Common stock: $0.20 par value	11,497	—		11,497
Additional paid in capital	1,131,404	—		1,131,404
Accumulated deficit	(1,160,203)	44,571	(7)	(1,115,632)
Total stockholders’ equity (deficit)	(15,043)	44,571		29,528
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$695,784	$32,576		$728,360

Notes:
(1) To adjust cash for the estimated receipt of net proceeds from the sale of oil and natural gas properties.
(2) To eliminate accrued revenue receivable, joint interest receivables and inventory.
(3) To eliminate historical costs and deferred transportation costs associated with assets sold.
(4) To eliminate accumulated depletion, depreciation and amortization of assets sold.
(5) To eliminate accrued operating expenses, capital cash calls and revenue suspense related to assets sold.
(6) To eliminate non-current portion of asset retirement obligation and transportation obligation related to assets sold.
(7) Includes approximately $44.6 million gain from the sale of our oil and natural gas properties.

GOODRICH PETROLEUM CORPORATION AND SUBSIDIARY

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
For the Six Months Ended June 30, 2015

(In Thousands, Except Per Share Amounts)

	As Reported	Adjustments		Pro Forma
TOTAL REVENUES	$50,131	$(18,275)	(1)	$31,856

OPERATING EXPENSES:
Lease operating expense	9,080	(3,716)	(1)	5,364
Production and other taxes	2,787	(853)	(1)	1,934
Transportation and processing	2,855	(1,965)	(1)	890
Depreciation, depletion and amortization	39,233	(4,386)	(2)	34,847
Exploration	10,120	(921)	(1)	9,199
General and administrative	14,210	671	(3)	14,881
Gain on sale of assets	(3,761)	—		(3,761)
Other	(45)	—		(45)
	74,479	(11,170)		63,309
Operating loss	(24,348)	(7,105)		(31,453)
OTHER INCOME (EXPENSE):
Interest expense	(26,864)	—		(26,864)
Loss on derivatives not designated as hedges	(1,544)	—		(1,544)
	(28,408)	—		(28,408)
Loss before income taxes	(52,756)	(7,105)		(59,861)
Income tax benefit	—	—		—
Net loss	(52,756)	(7,105)		(59,861)
Preferred stock dividends	14,861	—		14,861
Net loss applicable to common stock	$(67,617)	$(7,105)		$(74,722)
PER COMMON SHARE
Net loss applicable to common stock - basic	$(1.27)			$(1.40)
Net loss applicable to common stock - diluted	$(1.27)			$(1.40)
Weighted average common shares outstanding - basic	53,218			53,218
Weighted average common shares outstanding - diluted	53,218			53,218

Notes:
(1) To eliminate the revenues and direct operating expenses for assets sold.
(2) To adjust historical depletion expense on oil and natural gas properties as if the sale of assets had occurred on January 1, 2014.
(3) To eliminate general and administrative production overhead credits.

GOODRICH PETROLEUM CORPORATION AND SUBSIDIARY

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For Year Ended December 31, 2014

(In Thousands, Except Per Share Amounts)

	As Reported	Adjustments		Pro Forma
TOTAL REVENUES	$208,553	$(90,397)	(1)	$118,156

OPERATING EXPENSES:
Lease operating expense	29,525	(11,146)	(1)	18,379
Production and other taxes	9,905	(6,408)	(1)	3,497
Transportation and processing	9,070	(4,437)	(1)	4,633
Depreciation, depletion and amortization	135,716	(53,794)	(2)	81,922
Exploration	6,206	(1,226)	(1)	4,980
Impairment	331,931	(244,847)	(3)	87,084
General and administrative	33,728	1,466	(4)	35,194
Gain on sale of assets	3,499	—		3,499
Other	3,793	—		3,793
	563,373	(320,392)		242,981
Operating loss	(354,820)	229,995		(124,825)
OTHER INCOME (EXPENSE):
Interest expense	(47,829)	—		(47,829)
Interest income and other	90	—		90
Gain on derivatives not designated as hedges	49,423	—		49,423
	1,684	—		1,684
Loss before income taxes	(353,136)	229,995		(123,141)
Income tax benefit	—	—		—
Net loss	(353,136)	229,995		(123,141)
Preferred stock dividends	29,722	—		29,722
Net loss applicable to common stock	$(382,858)	$229,995		$(152,863)
PER COMMON SHARE
Net loss applicable to common stock - basic	$(8.62)			$(3.44)
Net loss applicable to common stock - diluted	$(8.62)			$(3.44)
Weighted average common shares outstanding - basic	44,402			44,402
Weighted average common shares outstanding - diluted	44,402			44,402

Notes:
(1) To eliminate the revenues and direct operating expenses for assets sold.
(2) To adjust historical depletion expense on oil and natural gas properties as if the sale of assets had occurred on January 1, 2014.
(3) To eliminate impairment expense for assets sold.
(4) To eliminate general and administrative production overhead credits.

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